Exhibit 10.1
Conformed Copy

Pennichuck Water Works, Inc.
Loan Agreement
Dated March 4, 2005
Re:
$5,000,000 5.00% Senior Notes
Due March 4, 2010

Pennichuck Water Works, Inc.
25 Manchester Street
Merrimack, Hampshire 03054
March 4, 2005
American United Life
   Insurance Company
One American Square
Indianapolis, Indiana 46206
Gentlemen:
          The undersigned, Pennichuck Water Works, Inc., a New Hampshire corporation with its principal place of business in Nashua, New Hampshire (hereinafter called the “Company”), a wholly owned subsidiary of Pennichuck Corporation (hereinafter called “Pennichuck”), proposes to create, issue and sell in accordance with the provisions of this agreement (hereinafter called the “Loan Agreement”) its notes maturing March 4, 2010 in the principal amount of $5,000,000 (hereinafter called the “Notes”) more fully hereinafter described.
          The Company hereby agrees to sell and, by acceptance of this Loan Agreement but subject to the representations and warranties and upon the terms and conditions herein set forth, American United Life Insurance Company (hereinafter called “Purchaser”) hereby agrees to purchase the Notes from the Company at a price equal to the total principal amount thereof on the Closing Date hereinafter mentioned.
Section l. Description of Notes.
     Section 1.1. The Notes to be issued, sold and delivered at the closing to Purchaser without any expense to Purchaser (i) shall be in the form of registered notes specified in Schedule I hereto in the aggregate principal amount of $5,000,000 dated the Closing Date, (ii) shall bear interest from the date of issue at the rate of 5.00% per annum, payable semiannually on the fourth day of each March and September in each year, commencing with the fourth day of September next succeeding the date hereof (hereinafter called “Interest Payment Dates”), except that the rate of interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest shall be 6.00% per annum after maturity, whether by acceleration or otherwise, until paid, (iii) shall become due and payable on March 4, 2010, (iv) shall be executed in the form of Exhibit A attached hereto and (v) may be in typewritten form. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Loan Agreement.

     Section 1.2. Prior to the maturity and payment of the Notes and of any registered note or notes received in exchange therefor (the term “Notes” as used in this Agreement shall be deemed to include any registered note or notes received in exchange therefor), any holder of any Note may present the Note at the Company’s office in Nashua, New Hampshire, for immediate exchange for an equal principal amount of registered Notes of other denominations having the same maturity, rate of interest and covenants as the Note so presented, and so far as consistent with their form, subject to the same terms and conditions as the Note so surrendered. Each such new Note shall be payable to such person or persons as such holder may designate, and such exchange or transfer shall be made without expense to such holder, and in such manner that no gain or loss of principal or interest shall result therefrom. If any such Note is issued in the name of some person other than Purchaser, the Company reserves the right to employ a banking institution of its choice, and reasonably acceptable to Purchaser, to act as registrar of the Notes.
     Section 1.3. Interest and principal and premium, if any, to be paid in respect of the Notes shall be paid in such coin or currency of the United States of America as, at the time of payment, is legal tender for the payment of public and private debts and shall be payable in accordance with the provisions of Section 5.1 of this Loan Agreement.
     Section 1.4. Purchaser shall make payment to the Company for the Notes to be purchased by Purchaser hereunder on the Closing Date (as defined in Section 3.1) by wiring Federal or other funds immediately available to the order of the Company at the principal office of Bank of America, 650 Elm Street, Manchester, New Hampshire 03101, ABA No. 01-1500010, Account Number 1126210 in the principal amount of said Notes at the closing.
Section 2. Prepayment of Notes.
     Section 2.1. Required Prepayments. Except as otherwise provided in Section 2.4, there shall be no scheduled principal prepayments on account of the Notes. The unpaid principal amount of each Note, together with accrued unpaid interest thereon, shall be due and payable on March 4, 2010.
     Section 2.2. Optional Prepayment with Premium. In addition to the payments required by Section 2.4, upon compliance with Section 2.3, the Company shall have the privilege, at any time and from time to time on any interest payment date of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000), by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount (as defined in Section 5.2), determined as of two business days prior to the date of such prepayment pursuant to this Section 2.2.
     Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed by the Company for such optional prepayment specifying (a) such date, (b) the principal amount of the holder’s Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium, together with a reasonably detailed computation of such estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Two business days prior to the prepayment date specified in such notice, the Company shall provide each holder of the Notes written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the premium.
     Section 2.4. Prepayment in Connection with a Government Taking. The Company will provide not less than 15 or more than 30 days advance written notice of any Governmental Taking. Upon the occurrence of a Government Taking while any Note is outstanding, the Company shall concurrently with such Governmental Taking, prepay all of the outstanding Notes in an amount equal to 101% of the outstanding principal amount of such Notes, plus all accrued and unpaid interest thereon to the date of such prepayment, plus all other amounts due and owing to the holders of the Notes under this Loan Agreement and the Notes (but without the Make-Whole Amount or premium).
     Section 2.5. Application of Prepayments. All partial prepayments made pursuant to Section 2.2 or 2.4 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.
Section 3. Conditions Precedent.
          The purchase and sale of the Notes are subject to the following conditions precedent:
     Section 3.1. The closing date shall be March 4, 2005 at 10:00 a.m. unless some other date (the “Closing Date”) shall be agreed upon in writing by the Company and Purchaser. The place of closing shall be the office of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 unless the parties agree upon another place.
     Section 3.2. The representations and warranties contained in this Loan Agreement shall not be false, misleading or erroneous or omit to state a material fact and the Company, from September 30, 2004, shall have duly observed all the covenants and agreements set forth in this Loan Agreement, including those in Section 4.18 and Section 5 hereof which, for this purpose, shall be applicable before the Notes become outstanding.
     Section 3.3. No material adverse change in the financial condition or in the condition of the property or operations of the Company shall have occurred since September 30, 2004.
     Section 3.4. All necessary approvals of the New Hampshire Public Utilities Commission or any other commission or governmental body or regulatory authority having jurisdiction over the issue, execution and delivery of the Notes shall have been obtained without conditions deemed by the Company and Purchaser to be impracticable or unduly burdensome and any such approvals shall not be subject to any appeal or modification which could affect the validity or terms of the Notes.
     Section 3.5. All proper corporate proceedings shall have been duly taken to authorize this Loan Agreement and the Company’s issue of the Notes and Purchaser shall have received satisfactory evidence thereof together with a certificate dated the Closing Date and duly signed by authorized officers of (i) the Company with respect to the matters set forth in Sections 3.2 through 3.4, inclusive, this Section 3.5 and in Section 4 of this Loan Agreement and (ii) Pennichuck with respect to the matters set forth in this Section 3.5 and Sections 4.2, 4.5, 4.6, 4.7, 4.8 and 4.19 of this Loan Agreement.
     Section  3.6. Purchaser shall have received from Chapman and Cutler LLP of Chicago, Illinois, special counsel to the Purchaser, in scope and form satisfactory to Purchaser, their written opinion (i) that the Company is a corporation duly organized, in good standing and validly existing under the laws of the State of New Hampshire; (ii) that this Loan Agreement has been duly authorized, executed, issued and delivered and is a binding and valid agreement of the Company enforceable in accordance with its terms subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (iii) that the Notes have been duly authorized, executed, issued and delivered in accordance with the terms of this Loan Agreement, and constitute valid obligations of the Company enforceable in accordance with their terms subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (iv) that the issuance, sale and delivery of the Notes under the circumstances contemplated in this Loan Agreement is an exempt transaction under the Securities Act of 1933, as now amended, and does not require qualification under the Trust Indenture Act of 1939, as now amended; and (v) that the opinion of McLane, Graf, Raulerson & Middleton, Professional Association, referred to in Section 3.7 is satisfactory in scope and form and the Purchaser is justified in relying thereon.
          The opinion of Chapman and Cutler LLP may rely upon the opinion of McLane, Graf, Raulerson & Middleton, Professional Association as to matters of New Hampshire law. In rendering the opinion set forth in clause (i) above of this Section 3.6, Chapman and Cutler LLP may rely solely upon an examination of the charter of the Company certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of New Hampshire and the bylaws of the Company. With respect to matters of fact upon which such opinion is based, Chapman and Cutler LLP may rely on appropriate certificates of public officials and officers of the Company.
     Section 3.7. Purchaser shall have received from McLane, Graf, Raulerson & Middleton, Professional Association, of Manchester, New Hampshire, special counsel to the Company, in scope and form satisfactory to Purchaser, their written opinion in substantially the form set forth in Schedule 3.7 hereto.

     Section 3.8. The Purchaser shall have received evidence satisfactory to it that the Securities Valuation Office of the National Association of Insurance Commissioners has given the unsecured debt obligations of the Company a rating of “2” or better.
     Section 3.9. All instruments and legal proceedings in connection with the authorization, issue and sale of the Notes shall be satisfactory in form and substance to Purchaser and its special counsel, Chapman and Cutler LLP of Chicago, Illinois, and Purchaser and its special counsel shall have received copies of all documents, including records of corporate proceedings which it may have requested in connection therewith, such documents, where appropriate, to be certified by the proper corporate or governmental authorities.
Section 4. Representations and Warranties of the Company.
          The Company represents and warrants to the Purchaser as follows:
     Section 4.1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of New Hampshire and now has the power and authority to engage in the business now conducted by it which is the collection, distribution and sale of water in and about the City of Nashua, New Hampshire and in and about certain limited areas in the towns of Merrimack, Amherst, Bedford, Derry, Epping, Hollis, Milford, Newmarket, Plaistow, and Salem, New Hampshire and the power and authority to sell the Notes and comply with all of the provisions of the Loan Agreement and the Notes. The Company has no subsidiaries. The Company does business in no state other than in the State of New Hampshire.
     Section 4.2. The consolidated balance sheets of Pennichuck and its subsidiaries as of December 31 in each of the years 1998 to 2003, inclusive, and related consolidated statements of income, stockholders’ equity and changes in financial position or cash flows for the twelve-months’ period then ended, copies of which have been audited, reported on and signed by independent public accountants and have been delivered to Purchaser, are correct and complete, and fairly present the financial condition of Pennichuck and its subsidiaries, including the Company, at the respective dates thereof and the results of their operations for the period covered thereby; said balance sheets and statements of income, stockholders’ equity and changes in financial position or cash flows have been prepared in accordance with generally accepted accounting principles consistently applied and with the applicable provisions of the uniform system of accounts for water companies prescribed by the New Hampshire Public Utilities Commission; the unaudited consolidated balance sheets of Pennichuck and its subsidiaries as of September 30, 2004, and the unaudited statements of income and retained earnings and cash flows for the nine-month period ended on said date prepared by Pennichuck have been prepared in accordance with generally accepted accounting principles consistently applied, are correct and complete and present fairly the financial position of Pennichuck and its subsidiaries as of said date and the results of their operations and changes in their cash flows for such period; and there has been, and prior to the Closing Date there will be, no material adverse change in the condition, financial or otherwise, of Pennichuck and its subsidiaries from that shown in its consolidated balance sheet as of September 30, 2004.

     Section 4.3. Exhibit B attached hereto correctly describes all Short-Term Debt, Funded Debt and Capitalized Leases of the Company outstanding on March 1, 2005.
     Section 4.4. The Purchaser has heretofore been furnished with a copy of the offering circular entitled “$5,000,000 Unsecured Taxable Bonds Pennichuck Water Works, Inc.” (the “Circular”) which generally sets forth the business conducted and proposed to be conducted by the Company and the principal properties of the Company.
     Section 4.5. The financial statements referred to in Section 4.2 do not, nor does the Circular or any other written statement furnished by Pennichuck or the Company to Purchaser in connection with the negotiation of the sale of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which is known to Pennichuck or the Company and which Pennichuck or the Company has not disclosed to Purchaser in writing which materially affects adversely nor, so far as Pennichuck or the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company.
     Section 4.6. Except as set forth on Schedule 4.6 attached hereto, there is not now and at the Closing Date there will be no litigation at law or in equity, nor any proceeding before any federal, state or municipal board or other governmental or administrative agency pending as to Pennichuck or the Company or to the Company’s or Pennichuck’s knowledge threatened which, in its opinion, involves the possibility of any material judgment or liability against the Company (except proceedings for damages fully covered by insurance) or which may substantially affect adversely any material asset of the Company or its right to carry on its business, and no rate proceeding is pending or to its knowledge threatened against the rates now being charged by it. The Company is not in default with respect to any order of any court, federal, state or municipal board or other governmental or administrative agency.
     Section 4.7. The Company or Pennichuck, which holds all of the issued and outstanding shares of the Company’s common stock, has good title to substantially all of the fixed properties and assets of the Company or Pennichuck, as the case may be (except easements acquired since July 8, 1977) used or useful in the Company’s business as a water company, and at the Closing Date the same will not be subject to any mortgage or other lien, provided, however, that this representation shall not apply to: (a) liens for taxes not yet due and payable, or payable without penalty or interest or being contested in good faith and for which the Company has provided an adequate reserve by proper charges to income or earned surplus; (b) mechanics’ liens and similar liens incurred in the ordinary course of business to secure debts of the Company not yet due; (c) easements, reservations or rights of way in property for purposes that do not impair the use of such property in the operation of the business of the Company; (d) conditions which would be disclosed only by an accurate professional survey of the properties; and (e) attachments against which the Company is adequately covered by insurance or which are discharged within sixty days from the making thereof, and liens of judgments or awards adequately covered by insurance or which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which an appeal or proceedings for review are pending and a stay of execution shall have been secured pending such appeal or review, provided, however, that such attachments, judgments or awards do not exceed in the aggregate the amount of $50,000. Pennichuck owns the real estate used in the Company’s business which is described in Exhibit C attached hereto (“Pennichuck Properties”).
     Section 4.8. The consummation of the transaction contemplated by this Loan Agreement and compliance with the provisions of the Notes and this Loan Agreement will not result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon any property or assets of the Company pursuant to any provision of law, franchise, indenture, mortgage, deed of trust, agreement, corporate charter, bylaws or other instrument to which the Company or Pennichuck is a party or by which the Company or Pennichuck may be bound.
     Section 4.9. No Event of Default under this Loan Agreement has occurred and is continuing. The Company is not in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.
     Section 4.10. The New Hampshire Public Utilities Commission has issued an order authorizing the issue and sale of the Notes upon terms not inconsistent with this Loan Agreement, which order contains no burdensome restrictions and is in full force and effect and will not, on the Closing Date, be subject to any appeal or modification which could affect the validity or terms of the Notes. No other approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of this Loan Agreement or the Notes or compliance by the Company with any of the provisions of this Loan Agreement or the Notes.
     Section 4.11. The Company is not a party to any contract, franchise or agreement or subject to any charter or other corporate restriction, which will remain in effect after the issue of Notes, adversely affecting in any material manner the business, obligations or financial condition of the Company.
     Section 4.12. The Company has adequate franchises, licenses, permits and rights for the operation of its properties and business as now conducted.
     Section 4.13. Since September 30, 2004, neither the operations nor the properties of the Company have been adversely affected, in any substantial way as the result of any fire, explosion, accident, flood, drought, embargo, strike, lockout, riot, sabotage, confiscation of any property by the United States of America or agency thereof, activities of the armed forces or acts of God or of the public enemy.
     Section 4.14. The Company is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as those terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     Section 4.15. The Company is not and has not at any time since April 10, 1940 been controlled directly or indirectly by any foreign country as those terms are defined either in Executive Order 8389 of the President of the United States, as amended, or in any regulation promulgated by the Secretary of the Treasury of the United States of America under authority of the Trading with the Enemy Act, as amended, and no material amount of any class of stocks, bonds, debentures or other securities or obligations of the Company is or has been, since April 10, 1940, owned or controlled directly or, to the knowledge of the Company, indirectly by any such foreign country or by any national or group of nationals of any such foreign country.
     Section 4.16. The Company has timely filed all federal and state franchise or tax returns which are required to be filed and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or pursuant to assessments received by the Company except such as are being or may be contested in good faith. The Company has no knowledge of any additional assessments or any basis therefor. The Company has made adequate provision for all current taxes. Any issue taxes payable under any federal or state law on the original issue to Purchaser of the Notes has been paid.
     Section 4.17. The net proceeds from the sale of the Notes will be used to repay $3,500,000 aggregate principal amount of those certain 9.10% Senior Notes due April 1, 2005 and $1,500,000 aggregate principal amount of Short Term Debt. None of the transactions contemplated in this Loan Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing, the proceeds of which were used to purchase any “security” within the meaning of the Securities Exchange Act of 1934, as amended.
     Section 4.18. Neither the Company nor anyone acting on its behalf has offered the Notes, or similar notes, for sale to, or solicited any offers to purchase the same from or engaged in any negotiations to dispose of such notes to any person, firm or corporation other than Purchaser and not more than 19 other institutional investor(s), each of whom was offered a portion of the Notes at private sale for investment and the Company agrees that neither it nor anyone acting in its behalf has offered or will offer to sell the Notes or any similar notes to, or solicit offers with respect thereto from, or enter into preliminary conversations or negotiations relating thereto with any person, firm or corporation so as to bring the issue or sale of the Notes under the registration provisions of the Securities Act of 1933, as amended.
     Section 4.19. The consummation of the transactions provided for in this Loan Agreement and compliance by Pennichuck and the Company with the provisions hereof and the Notes issued hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. No “employee pension benefit plans”, as defined in ERISA (“Plans”), maintained by Pennichuck or any Person which is under common control with Pennichuck within the meaning of Section 400l(b) of ERISA, nor any trusts created thereunder, have incurred any “accumulated funding deficiency” as defined in

Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of June 1, 2004, the last annual valuation date, the value of the assets of the Plans. The Company has no separate employee pension benefit plan.
     Section 4.20. The Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. The Company has no knowledge of any liability or class of liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq., or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.). The Company has no knowledge of any activities or events which might cause a lien to arise in the future pursuant to the provisions of New Hampshire RSA 147-B.
     Section 4.21. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order 13224, 66 Fed Reg 49, 079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) (and the Company is not a “blocked person” as described in Section 1 of such Executive Order or engages in any dealings or transactions with or is otherwise associated with, any such blocked person) or (iv) the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107-56 (October 26, 2001).
Section 5. Covenants of the Company.
          The Company covenants that, so long as the Notes are outstanding, unless notice pursuant to this Loan Agreement has been given and payment made to the holder thereof, the Company will:
     Section 5.1. Punctually pay or cause to be paid the principal and interest (and premium, if any) to become due in respect of the Notes according to the terms thereof; notwithstanding anything to the contrary in this Loan Agreement or the Notes, with respect to any of the Notes then outstanding in the name of Purchaser or in the name of any other institutional holder who has given written notice to the Company requesting that the provisions of this Section apply, the Company will make such payments without any presentment thereof directly to Purchaser or such subsequent holder at the address of Purchaser set forth in Schedule I or at such other address as Purchaser or such subsequent holder may from time to time designate in writing to the Company or, if a bank account is designated for Purchaser on Schedule I hereto or in any written notice to the Company from Purchaser or any such subsequent holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account of Purchaser or such holder in any bank in the United States as the Purchaser or any such subsequent holder may from time to time direct in writing.
     Section 5.2. Not create, issue, incur, assume or guarantee: (a) any Short-Term Debt (as hereinafter defined) if thereby as of the date of such creation, issuance, incurring, assumption or guarantying, after giving effect to such Short-Term Debt, the sum of all Short-Term Debt and Funded Debt (as hereinafter defined) then outstanding of the Company will exceed 65% of the sum of (i) its Short-Term Debt, (ii) its Funded Debt, (iii) its capital stock and (iv) all surplus accounts (which term here and elsewhere herein includes the retained earnings account), unless any Short-Term Debt in excess of said 65% constitutes Subordinated Debt; the limitations imposed by this Section 5.2(a) shall terminate upon any conversion of the Notes to first mortgage bonds pursuant to Section 10 hereof; (b) any Funded Debt (i) if thereby the total outstanding Funded Debt of the Company, after giving effect to the additional Funded Debt, will exceed 60% of its Net Amount of Capital Properties (as hereinafter defined) and (ii) unless Earnings Available for Interest (as hereinafter defined) for at least twelve (12) consecutive months within the fifteen (15) months next preceding the creation of the Funded Debt shall equal at least one and one-half (1-1/2) times the Pro Forma Interest Charges payable on account of Funded Debt, after giving effect to such additional Funded Debt.
          For the purposes of this Loan Agreement:
          “Affiliate” means any corporation, firm or individual (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of an individual or firm, 5% or more of the equity interest) of which is beneficially owned or held by the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, individual or firm, whether through the ownership of Voting Stock, by contract or otherwise.
          “Capital Properties” means, without duplication, (i) Pennichuck Properties, (ii) all tangible property of the Company used or useful in the Company’s business as a water company, including, at the option of the Company, construction work in progress, and which are properly chargeable to the capital account of the Company in conformity with any applicable rules of the New Hampshire Public Utilities Commission, as shown on the books of the Company and (iii) amounts set aside in a trust to be held and administered by an independent trustee for the sole purpose of constructing Capital Properties of the Company described in clause (ii) of this definition but not in excess of an aggregate amount of $30,000,000.

          “Capitalized Lease” means any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “Company” shall mean Pennichuck Water Works, Inc., a New Hampshire corporation, and any person who succeeds to all, or substantially all, of the assets and business of Pennichuck Water Works, Inc.
          “Debt” means all obligations of the Company which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of the Company as liabilities of the Company, and in any event shall include all (i) obligations of the Company for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by the Company, even though the Company has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, and (iv) Rentals under any Capitalized Lease. For the purpose of computing the “Debt” of the Company, there shall be excluded (1) any particular Debt to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Debt, if permitted by the instrument creating such Debt) for the payment, redemption or satisfaction of such Debt and thereafter such funds and evidences of Debt so deposited shall not be included in any computation of the assets of the Company and (2) accounts payable, customers’ deposits and advances, accrued wages and similar obligations incurred in the ordinary course of business.
          “Earnings Available for Interest” for any period means the excess of (i) the sum of the operating revenues of the Company plus its net non-operating revenues for such period, over (ii) the sum of all operating expenses during such period, including taxes (except any allowance for income, excess profits and other taxes measured by or dependent on net taxable income for the period for which the earnings are being computed) plus adequate and reasonable allowances for maintenance and depreciation as charged by the Company (not in any case less than the amount required to be charged therefor pursuant to Sections 5.5 and 5.15 hereof).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
          “Funded Debt” means Debt maturing, or which the Company has a right to extend or renew, so that it will mature more than twelve months after it first became Debt of the Company,

including all payments in respect thereof that are required to be made within twelve months from the date of any determination of Funded Debt, and all Guaranties of Funded Debt of others.
          “Government Taking” means (a) the acquisition by any governmental entity of all or substantially all of the properties of the Company or any of its subsidiaries or affiliates by condemnation or under threat of condemnation, or (b) as a result of any requirements of law or other action by any governmental authority, the use thereof in the normal course of Company’s business being prohibited, directly or indirectly, for a period in excess of 90 days.
          “Guaranties” means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of the Company guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other corporation, firm or individual (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such corporation, firm or individual: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, or (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation, or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Loan Agreement, a Guaranty in respect of any indebtedness for borrowed money shall be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.
          “Interest Charges” for any period means the sum of (i) the interest portion of all Rentals on Capitalized Leases payable during such period by the Company and (ii) all interest and all amortization of debt discount and expense on all Debt (other than Capitalized Leases) of the Company during such period for which such calculations are being made.
          “Make-Whole Amount” shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate present value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher than 5.00%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

          “Reinvestment Rate” shall mean (1) the sum of .50%, plus the yield reported on page “USD” of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities) at 11:00 A.M. (Indianapolis, Indiana time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal of the Notes being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States government Securities is available, Reinvestment Rate shall mean the sum of .50%, plus the arithmetic mean of the yields for the two columns under the heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal of the Notes being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the “Reinvestment Rate”, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
          “Statistical Release” shall mean the then most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.
          “Weighted Average Life to Maturity” of the principal amount of the Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term “Remaining Dollar-Years” of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made, less (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment or payment and the application thereof in accordance with the provisions of Section 2.1, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totaling the products obtained in (1).
          “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

          “Net Amount of Capital Properties” means the amount of Capital Properties (as hereinabove defined) of the Company minus the amount of depreciation or retirement reserve applicable thereto as shown by the books of the Company. It shall be calculated as of the end of the last preceding quarter and shall reflect amounts as recorded or required to be recorded on the books of the Company in accordance with applicable rules and regulations of the governmental authority having jurisdiction, or in the absence thereof, generally accepted accounting principles.
          “Net Worth” shall mean the stockholders’ equity of the Company consisting of (i) its capital stock (including preferred stock) and (ii) all surplus accounts (including the retained earnings account), all determined in accordance with generally accepted accounting principles.
          “Pennichuck Properties” shall have the meaning set forth in Section 4.7.
          “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
          “Pro Forma Interest Charges” means, as of the date of any determination thereof, the aggregate amount of Interest Charges which would be payable by the Company on an annualized basis on Debt outstanding on such date after giving effect to the incurrence of any Debt (including Capitalized Leases) on such date and the concurrent retirement of outstanding Debt or termination of any Capitalized Leases. Computations of Interest Charges for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.
          “Rentals” means and includes all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.
          “Short-Term Debt” means all Debt other than Funded Debt, and all Guaranties of Short-Term Debt of others.
          “Subordinated Debt” means Debt of the Company which is subordinate to the Notes as to claims for the payment of principal and interest and other matters pursuant to subordination provisions approved in writing by the holders of not less than 66-2/3% in aggregate principal amount of the Notes then outstanding.
          “Voting Stock” shall mean securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors.

     Section 5.3. Not issue, subject to Sections 4.7 and 5.4 herein, any Funded Debt which is senior to the Notes so long as the Notes are outstanding. The Notes shall be ranked equally with other Funded Debt.
     Section 5.4. Not pledge or place or suffer to exist any mortgage or other encumbrance or lien of any kind upon Capital Properties or any part thereof, except (i) encumbrances permitted by Sections 4.7(a) through (d) inclusive hereof, (ii) a mortgage securing first mortgage bonds pursuant to Section 10 hereof, provided that the bonds are secured equally and ratably with the Notes and all other Debt previously issued and the total indebtedness of the Company being secured under such mortgage shall not exceed 60% of its Net Amount of Capital Properties, (iii) purchase money or construction mortgages or security interests, or mortgages or security interests existing on the Capital Properties at the time of acquisition thereof, or created for the purpose of financing such acquisition, provided that (a) no such mortgage or security interest shall affect any Capital Properties other than that being so acquired or constructed and (b) the Debt being secured by such mortgage or security interest shall not exceed 60% of the cost to the Company of such acquisition or construction and (iv) any renewal, extension or replacement of any mortgage or security interest described in clause (iii) of this Section 5.4 (a “Replacement Mortgage”); provided that (a) the aggregate principal amount of Debt (the “New Debt”) secured by the Replacement Mortgage shall not be in excess of the aggregate principal amount of Debt (the “Old Debt”) secured by the mortgage or security interest being renewed, extended or replaced (the “Old Mortgage”), (b) the interest rate payable on the New Debt shall not be in excess of the interest rate payable on the Old Debt, (c) the property subject to the lien of the Replacement Mortgage (the “New Mortgaged Property”) shall not include any additional Capital Properties which were not subject to the lien of the Old Mortgage, (d) at the time of the execution and delivery of the Replacement Mortgage, the aggregate amount of New Debt secured thereby whether or not assumed by the Company shall not exceed an amount equal to 60% of the lesser of (x) the total book value of New Mortgaged Property or (y) the fair market value at such time of such New Mortgaged Property (to be determined in good faith by the Board of Directors of the Company) and (e) all such New Debt shall have been incurred within the applicable limitations provided in Section 5.2.
     Section 5.5. Annually, as an operating expense, provide for depreciation of its properties and record the same on its books in an amount computed at a rate acceptable to the New Hampshire Public Utilities Commission, but in any event equal to or not less than 1-1/4% of its depreciable properties as of the preceding December 31.
     Section 5.6. Not declare or pay any dividends or make any distributions on any shares of its common stock of any class or purchase, acquire or otherwise retire for a consideration any shares of its common stock of any class if, after giving effect thereto, either (a) an Event of Default shall have occurred and be continuing or (b) the Net Worth of the Company shall be less than $4,500,000.
     Section 5.7. Within twenty days of the closing hereunder, apply the proceeds of the sale of the Notes in accordance with and pursuant to the Order of the New Hampshire Public Utilities Commission authorizing the issue of the Notes.

     Section 5.8. Promptly pay when due, or in conformance with customary trade terms and within ninety days from the date when incurred, all indebtedness incident to operations including, without limiting the generality of the foregoing, interest on and principal of any Debt, indebtedness with respect to taxes, assessments, insurance, salaries, labor, public liability claims, industrial injury compensation claims, fuel, purchased electric energy, equipment, purchased gas, materials and supplies, merchandise and other similar operating charges, and maintenance and general expense incurred in the ordinary course of business, and dividends declared and payable within ninety days from the date of their declaration; but this requirement shall not apply to customers’ deposits and advances and interest thereon or to public liability claims, or to any disputed claims which are being contested in good faith and for which the Company has provided an adequate reserve by proper charges to income or earned surplus.
     Section 5.9. Not make any investments in securities of any corporation or make any advance, extend credit or issue any guaranty to any corporation, firm or individual, except:
          (a) investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition, is accorded the highest rating by Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;
          (b) investments in direct obligations of the United States of America, or any agency thereof, maturing in twelve months or less from the date of acquisition thereof;
          (c) investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $25,000,000;
          (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company; or
          (e) receivables arising from the sale of goods and services in the ordinary course of business of the Company.
     Section 5.10. Not sell, lease, transfer or otherwise dispose of any of the Capital Properties other than property no longer used or useful in the conduct of the business of the Company, if thereby the Funded Debt of the Company at the time outstanding will exceed 60% of its Net Amount of Capital Properties after giving effect to such sale, lease, transfer or other disposition and the application of the net proceeds therefrom except where the Company is a party to a merger or a consolidation permitted pursuant to Section 5.12.
     Section 5.11. Not change the general nature of the business engaged in by the Company on the Closing Date; nor make any sale or disposition of Capital Properties which will materially adversely affect the operation of its water business.

     Section 5.12. Not become a party to any merger or consolidation unless the corporation resulting from such merger or consolidation is a water utility authorized to do business in New Hampshire and (i) for twelve consecutive months out of the fifteen months next preceding the merger or consolidation, the combined Earnings Available for Interest of the companies which are parties to the merger or consolidation shall have equalled at least one and one-half (1-1/2) times the Pro Forma Interest Charges which the resulting or continuing corporation will be obligated to pay on account of Funded Debt after giving effect to the merger or consolidation; (ii) the merger or consolidation shall not result in the resulting or continuing corporation having an amount of Funded Debt which is in excess of 60% of its Net Amount of Capital Properties; (iii) after giving effect to such merger or consolidation the Company would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 5.2; (iv) at the time of such consolidation or merger and after giving effect thereto no Event of Default shall have occurred and be continuing; and (v) if, after giving effect to any such merger or consolidation, there will be a mortgage on Capital Properties of the resulting corporation securing first mortgage bonds, concurrently with the consummation of such merger or consolidation, the resulting corporation shall comply with clause (ii) of Section 5.4 by delivering to the holders of the Notes then outstanding, in exchange for their Notes, bonds of the resulting corporation under a mortgage creating a first and prior lien on substantially all of the Capital Properties of said resulting corporation to secure such bonds, which bonds and mortgage shall contain provisions comparable to the provisions of the Notes including the covenants contained in this Section 5 (allowing for appropriate adjustments in form and substance to reflect the different nature of the securities).
     Section 5.13. Keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Company, in accordance with such system of accounts as shall be prescribed by governmental agencies having jurisdiction in the premises, or, in the absence thereof, in accordance with generally accepted accounting principles.
     Section 5.14. At all times carry such insurance on the Capital Properties and against such casualties and losses as is reasonably necessary adequately to protect it against the hazards and risks to which the Capital Properties and operations are or may be subject.
     Section 5.15. Maintain, preserve, protect and keep the Capital Properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals and replacements so that the business carried on in connection therewith and every portion thereof may be properly and advantageously conducted at all times, and, upon request of a majority in principal amount of Notes then outstanding appoint an independent engineer of recognized standing to inspect the Capital Properties for the purpose of determining whether they are being maintained in reasonably good condition, the Company to correct any deficiencies in maintenance reported by such engineer within a year after such report or such longer time as such engineer shall determine to be reasonable; provided the Company shall not be required to make such appointment if, within five years prior to such request, an independent engineer of recognized standing shall have reported in writing that the Capital Properties have been maintained in reasonably good condition; and provided, further, that the Company shall not be required to make any expenditure for maintenance if it would thereby violate any applicable law or governmental regulation, order or directive.
     Section 5.16. At its own cost and expense, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and its rights, franchises, licenses and permits.
     Section 5.17. When and as requested by Purchaser, furnish information, execute and file applications prepared at the expense of Purchaser and otherwise cooperate in qualifying or registering such principal amount of the outstanding Notes then held by Purchaser as Purchaser may designate for offer and sale under the securities or “Blue Sky” laws of such states as Purchaser may designate and will, in each instance, similarly execute and file and make such statements as are or may be required by the laws of such states to maintain such qualification or registration.
     Section 5.18. Pay all issue taxes, if any, payable under any federal or state law on the original issue of the Notes.
     Section 5.19. Whether or not the transactions herein contemplated shall be consummated, pay all of the reasonable out-of-pocket expenses of the Purchaser in connection with the preparation, execution and delivery of this Loan Agreement and the Notes and the transactions contemplated thereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler LLP, Purchaser’s special counsel, duplicating and printing costs and charges for shipping the Notes, to Purchaser, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company of its obligations under this Loan Agreement and the Notes. The Company agrees to protect and indemnify Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable in connection with the transactions contemplated by this Loan Agreement.
     Section 5.20. Will not enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would obtain in a comparable arm’s-length transaction with a corporation, firm or individual other than an Affiliate.
     Section 5.21. Furnish Purchaser promptly with the following information:
     A. From time to time, upon request, such information regarding the business and affairs and financial condition of the Company, and in such detail, as Purchaser may reasonably request.
     B. Within forty-five days after the close of each of the first three quarters of its fiscal year, and within one hundred and twenty days after the close of the fourth quarter of its fiscal year, the Company’s balance sheet as of the close of such period, statements of income for the twelve months and for the expired portion of the fiscal year then ended and statements of cash flows for the portion of the fiscal year then ended, all certified as complete and correct by the chief financial or accounting officer of the Company and showing similar figures for the same period of the preceding year.
     C. As soon as practicable and in any event within one hundred and twenty days after the close of each fiscal year, copies of the consolidated balance sheet of Pennichuck and its subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for such year, audited and accompanied by a report thereon by (i) PricewaterhouseCoopers LLP or some other independent public accounting firm of recognized national standing or (ii) any other independent public accounting firm which is satisfactory to the Company and Purchaser (“Accountants”) to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition of Pennichuck and its subsidiaries and that the examination of such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances. The Company will cooperate with the Purchaser to ensure that the National Association of Insurance Commissioners does not change its rating, due solely to the lack of acceptable financial statements of the Company including without limitation, by (i) causing Pennichuck to deliver a guaranty of the Company’s obligations under this Loan Agreement and the Notes in form and substance satisfactory to the Purchaser or (ii) providing acceptable financial statements (including audited financial statements, if necessary) within 60 days of the Purchaser’s request.
     D. Copies of all such reports and financial statements as it shall send or make available to its stockholders.
     E. Copies of detailed reports submitted to the Company by the Accountants in connection with the annual audits of the Company’s books of account.
     F. Copies of the annual report of the Company to the New Hampshire Public Utilities Commission and when requested by Purchaser copies of all reports and returns filed by the Company with any governmental department, bureau, commission or agency and such reasonable information pertaining to the valuation of Purchaser’s investment as it may from time to time request.
     Section 5.22. Permit Purchaser’s agents and representatives at the expense of Purchaser to visit any of the Capital Properties and inspect any of the Company’s books of accounts and discuss the Company’s affairs and finances with the officers of the Company or the Accountants at such reasonable times and so often as Purchaser may reasonably desire.

     Section 5.23. Within the periods provided in paragraphs B and C of Section 5.21, file with Purchaser a certificate of the President or a Vice President of the Company stating that the Company has kept, observed, performed and fulfilled each and every covenant contained in this Loan Agreement, and stating whether there existed at any time during the period covered by the financial statement, or on the date of the certificate, an Event of Default and if any Event of Default exists on the date of the certificate, specifying the nature and period of existence thereof and the action being taken by the Company with respect thereto, of which the officer so certifying may have knowledge.
     Section 5.24. Company shall immediately notify Purchaser during the term of the Notes at the address first above written or any substitute address designated by Purchaser in writing, by certified mail return receipt requested of any and all (i) Events of Default by Company hereunder or on any other notes or other loan agreements of the Company and (ii) Events of Default of Company which are alleged by the holders of the Notes or any of its other notes or other loan agreements.
     Section 5.25. Within 10 days after the Company becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
     (A) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of the Closing; or
     (B) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
     (C) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a material adverse effect.
     Section 6. Representations and Warranties of Purchaser.
     Section 6.1. Purchaser represents and warrants to the Company that it is acquiring the Notes for investment and has no present intention of making any disposition of the Notes but subject, nevertheless, to its right to dispose of all or any part of the Notes if at some future time in its sole discretion it deems it advisable to do so.

     Purchaser further represents and warrants that either: (i) no part of the funds to be used by Purchaser to purchase the Notes constitutes assets allocated to any separate account maintained by Purchaser such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; or (ii) all or part of such funds constitute assets of one or more separate accounts maintained by Purchaser, and Purchaser has disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts as of the date of such purchase and the Company has advised Purchaser in writing (and in making the representations set forth in this clause (ii) Purchaser is relying on such advice) that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plan disclosed to the Company by Purchaser as aforesaid (for the purpose of this clause (ii), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan); or (iii) the source of funds to be used by Purchaser to purchase the Notes is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and the purchase of the Notes by Purchaser is eligible for exemption under, and satisfies the requirements of, PTE 95-60. As used in this Section 6.1, the terms “separate account”, “party-in-interest”, “employer securities” and “employee benefit plan” shall have the respective meanings assigned to them in ERISA.
     Section 6.2. Purchaser represents and warrants to the Company that in entering into this Loan Agreement it has not relied upon any oral representations made or given to it by a representative of the Company or by anyone on the Company’s behalf.
     Section 6.3. Purchaser and any subsequent institutional holder of any Notes to which this Section applies agrees that in the event it shall sell or transfer the Notes (i) it will, prior to the delivery of the Notes (unless it has already done so), make a notation thereon of all principal, if any, prepaid on the Notes and will also note thereon the date to which interest has been paid on the Notes, and (ii) it will promptly notify the Company of the name and address of the transferee of any Notes so transferred and of the amount of prepaid principal and the date to which interest has been so paid, as so noted. With respect to any Notes to which this Section applies, the Company shall be entitled to presume conclusively that the original or such subsequent institutional holder as shall have requested the provisions of Section 5.1 to apply to its Notes remains the holder of such Notes until (y) the Company shall have received notice of the transfer of such Notes, and of the name and address of the transferee, or (z) such Notes shall have been presented to the Company as evidence of the transfer.
Section 7. Events of Default.
     Section 7.1. An “Event of Default” under this Loan Agreement shall occur if: (a) the Company shall fail to make payment of any interest or principal when due on the Notes; (b) the Company shall fail to make payment of any interest or principal when due on any other notes of the Company or shall be in default under any loan agreement related to said other notes; (c) the Company shall fail to perform any of the covenants set forth in Sections 5.2, 5.6, 5.11 or 5.12; (d) the Company shall fail to perform any of the other covenants or agreements set forth in the form of note attached as Exhibit “A” hereto or in this Loan Agreement and such failure shall not have been remedied or made good within thirty days after it becomes known to the Company; (e) any of the representations or warranties contained in this Loan Agreement shall be false or erroneous; (f) the Company shall become insolvent or be unable to pay its debts as they mature, or shall admit in writing its inability to pay its debts as they mature, or shall make a general assignment for the benefit of creditors or to a representative for creditors (authorized to liquidate any substantial amount of its property or assets), or shall become or be adjudicated a bankrupt, or shall apply for or consent to the appointment of a custodian, receiver or trustee of itself or of all or a major part of its properties, or if an order for the appointment of such receiver or trustee shall be made without its consent and such order shall remain unvacated for a period of sixty days; (g) any judgments, one or more, aggregating an amount in excess of $100,000 shall be filed against any property or assets of the Company and, after a period of 60 days, remain unpaid, unvacated, unbonded or unstayed; (h) the Company voluntarily files or consents to a petition to adjudicate it a bankrupt or for its reorganization or to effect a plan or other arrangement with its creditors or files an answer to a creditors’ petition or other petitions filed against it (admitting the material allegations thereof) for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; or (i) (A) any, Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001 (a)(18) of ERISA) under all Plans subject to Title IV of ERISA, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (D) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability in the nature of a penalty, excise tax or fine pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect. As used in Section 7.l(i), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
     Section 7.2. In an Event of Default specified in paragraph (a) of Section 7.1 hereof, by notice to the Company, the holder of any Notes may, and in each and every Event of Default specified in paragraphs (b) through (e), inclusive, or paragraph (g) of Section 7.1 hereof, by notice to the Company, the holder or holders of 25% of the aggregate principal amount of the Notes may, declare the principal of and all interest then accrued on the Notes to be immediately due and payable, and when any Event of Default specified in paragraph (f) or (h) of Section 7.1 hereof has occurred, then the principal of and all interest then accrued on the above-described Notes plus reasonable attorneys fees and costs of collection, shall become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies.
     Section 7.3. The provisions of Section 7.2 are subject to the condition that if the principal of and accrued interest on all or any portion of the outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (e), inclusive, or paragraph (g) of Section 7.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded: (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or the Loan Agreement; (b) all arrears of interest upon all of the Notes and all other sums payable under the Notes and under this Loan Agreement (except any principal or interest on the Notes which has become due and payable solely by reason of such declaration under Section 7.2 shall have been duly paid); and (c) each and every other Event of Default shall have been made good, cured or waived pursuant to Section 9.1; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.
Section 8. General.
     Section 8.1. All determinations of amounts under Sections 4 and 5 of this Loan Agreement, except as otherwise stated herein, shall be in accordance with generally accepted accounting principles consistently applied.
     Section 8.2. All representations, covenants, conditions, warranties and agreements of the Company made herein, or in any certificate delivered hereunder shall survive the delivery to Purchaser of the Notes and any sale or exchange thereof.
     Section 8.3. In the event that the sale of the Notes herein contemplated is not carried out by reason of the inability of the Company (after good faith efforts) to fulfill any of the conditions specified in Section 3 hereof, neither Purchaser nor the Company shall be responsible to the other for any damages or otherwise by reason hereof, except that the Company shall not be relieved of its obligations under Section 5.19 hereof.
     Section 8.4. This Loan Agreement shall bind and inure to the benefit of the respective parties hereto, their respective successors and assigns and all holders from time to time of the Notes issued hereunder.
     Section 8.5. All communications provided for or permitted hereunder shall be in writing and shall be sent by registered or certified mail or by overnight air courier, in each case prepaid,

and, if to the Company, shall be addressed to it at its office at 25 Manchester Street, Merrimack, New Hampshire 03054 or such other address as the Company may designate to the Purchaser or to subsequent holders of the Notes, and, if to the Purchaser, addressed to its address which appears on Schedule I to this Loan Agreement or such other address as the Purchaser or any subsequent holders of the Notes may designate to the Company in writing.
     Section 8.6. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Loan Agreement.
     Section 8.7. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of new Notes other than the written agreement of such owner to indemnify the Company.
     Section 8.8. Should any part of this Loan Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Loan Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Loan Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.
     Section 8.9. This Loan Agreement and the Notes shall be governed and construed in accordance with New Hampshire law.
Section 9. Amendments to the Loan Agreement.
     Section 9.1. This Loan Agreement, may be amended, and compliance with any covenant or condition herein set forth may be omitted or waived, by any agreement supplemental hereto assented to in writing by the Company and the holder or holders of 66-2/3% in aggregate principal amount of the Notes outstanding after notice thereof has been mailed at least thirty days previously to all registered holders of the Notes outstanding on the books of the Company, except that no such assent shall be effective to change the principal of or the rate of interest payable on any of the Notes, or to change the date fixed for the payment of the principal thereof or any premium or interest thereon or to change the percentage of holders of the Notes required to assent to any amendment or any provisions of this Section 9.1 unless the holders of 100% of the Notes then outstanding have assented in writing thereto.

Section 10. Conversion to First Mortgage Bonds.
     Section 10.1. The Company, at its option, may at any time convert the Notes into first mortgage bonds of the Company of a like principal amount, bearing interest at the same rate and maturing on the same date as the Notes, provided that the Company shall, prior to or at the time of such conversion, enter into an indenture of mortgage with a financial institution organized and doing business under the laws of the United States or any State or territory thereof or the District of Columbia and authorized to exercise corporate trust powers, having a combined capital and surplus of at least $25,000,000 and having its principal office in the State of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island or Vermont, as Trustee for the holders of said bonds, which indenture shall convey to such trustee a first mortgage lien in all of the Capital Properties of the Company (including any after-acquired Capital Properties) as security for the payment of said bonds and the performance by the Company of its obligations under said indenture. Said first mortgage bonds and indenture of mortgage shall contain terms and covenants substantially the same as the Notes and this Loan Agreement, respectively, including the covenants contained in Section 5 hereof (allowing for differences in form and minor substance and with appropriate adjustments to reflect the changed nature of the securities), shall be in such form and contain such provisions as are acceptable to Purchaser and as are customary for the first mortgage bonds issued by corporations in the waterworks business and shall not restrict the Company in the operations of its business to any substantially greater extent than the Company was so restricted by the provisions of this Loan Agreement and of the Notes. Without limiting the generality of the foregoing, (i) said indenture of mortgage shall permit the issuance of additional first mortgage bonds thereunder, equally and ratably secured by the lien thereof, to the same extent as the Company was permitted to issue Funded Debt by the terms of this Agreement and the Notes, and shall not limit the creation by the Company of indebtedness other than first mortgage bonds, and (ii) said indenture shall not prohibit liens on Capital Properties of the Company junior to the lien of said indenture.
     Section 10.2. The Company shall give at least 30 days’ written notice to the holders of the Note, by registered or certified mail or overnight air courier, of the effective date of such conversion of the Notes into first mortgage bonds, specifying such effective date and the principal office of the trustee at which the Notes shall be exchangeable for first mortgage bonds on and after such effective date subject to the Purchaser’s acceptance of the provisions of the indenture of mortgage. First mortgage bonds to be exchanged for the Notes shall be in fully registered form and shall bear interest from the date to which interest has been paid on the Notes.
     Section 10.3. Prior to or on the effective date of such conversion, and as a condition to the effectiveness of such conversion, said indenture of mortgage shall be duly recorded, and financing statements shall be duly filed in respect thereof, to the extent required by law to perfect the lien of the mortgage on the Capital Properties, and the Company shall deliver to the trustee and to each of the holders of the then unpaid principal of the Notes an opinion of counsel (who may be outside counsel to the Company and satisfactory to each of the holders of the Notes) as to the validity and binding effect of said first mortgage bonds and indenture of mortgage and the title of the Company to its Capital Properties free and clear of all encumbrances except those permitted by said indenture and such other matters as the holders of the Notes may reasonably request. The holders of the Notes, at the election of 66-2/3% in aggregate principal amount of the Notes outstanding, may be represented by such special counsel as they shall select and the reasonable charges and disbursement of such special counsel shall be paid for by the Company. On and after the effective date of such conversion, the Notes shall be deemed to have been converted into first mortgage bonds, whether or not the holders of the Notes have surrendered the Notes in exchange for first mortgage bonds, and the indenture of mortgage shall for all purposes be deemed to have been substituted for and to have superseded this Loan Agreement.

     If the foregoing is in accordance with your understanding, please sign the enclosed counterpart hereof, whereupon this Loan Agreement and Purchaser’s acceptance thereof shall constitute a binding agreement between the Company and Purchaser.

Very truly yours, Pennichuck Water Works, Inc.
By	/s/ William D. Patterson
Its Vice President and CFO
     Accepted and agreed to as to Sections 3.5, 5.4 and 5.11 and warranted as to Sections 4.2, 4.5, 4.6, 4.7, 4.8 and 4.19.

Pennichuck Corporation
By	/s/ William D. Patterson
Its Vice President and CFO
     American United Life Insurance Company hereby accepts and agrees to this Loan Agreement as of March 4, 2005.

American United Life Insurance Company
By	/s/ Kent R. Adams
	Name:	Kent R. Adams
	Title:	Vice President Fixed Income Securities

     Schedule I

Name and Address	Principal Amount
of Purchaser	of Note to be Purchased
American United Life Insurance Company Post Office Box 368 Indianapolis, Indiana 46206 Attention: Securities Department	$5,000,000

Payments

All payments on or in respect of the Notes to be by Bank wire transfer of Federal or other immediately available funds (identifying each payment as “Pennichuck Water Works, Inc., 5.00% Senior Notes due 2010, PPN 70825 @ AD 6, principal, premium or interest”) to:

Bank of New York Attention: P&I Department One Wall Street, 3rd Floor, Window A New York, New York 10286 ABA #021000018 Account Number: 186683, BNF:IOC566

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. No. 35-0145825

Pennichuck Water Works, Inc.
Note Due March 4, 2010

No.	$
Dated , 20__	Due March 4, 2010
          On March 4, 2010, Pennichuck Waterworks, Inc., a New Hampshire corporation (hereinafter referred to as the “Company”), for value received, hereby promises to pay to                                          (hereinafter referred to as the “Payee”), or registered assigns, at the office of the Company in Nashua, New Hampshire, upon presentation and surrender of this Note not later than March 4, 2010,                                 Dollars ($                    ), in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts and, until such principal sum is fully paid, to pay interest thereon (computed on the basis of a 360-day year of twelve 30-day months) from March 4, 2005 at the rate of 5.00% per annum at said office of the Company, in like coin or currency, semiannually on the fourth day of each March and September after the date hereof commencing with the fourth day of September next succeeding the date hereof. In lieu of the rate of interest of 5.00%, the Company agrees to pay interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 6.00% per annum after maturity, whether by acceleration or otherwise, until paid.
          This Note is issued pursuant to the terms of a loan agreement dated as of March 4, 2005 (hereinafter referred to as the “Loan Agreement”), between the Company and American United Life Insurance Company, providing for the issuance of Notes in an aggregate principal amount of $5,000,000, and is subject to all the applicable provisions of the Loan Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of any other Note outstanding under the Loan Agreement to all benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for the statement thereof. Reference herein to the Loan Agreement shall not impair the obligation of the Company to pay the principal and interest on this Note, which obligation is absolute and unconditional.
          Subject to the terms of Section 1.2 of the Loan Agreement, the Payee may surrender this Note, prior to maturity or prepayment thereof, at the Company’s office in Nashua, New Hampshire, in exchange for an equal principal amount of registered notes of other denominations.
          This Note is not subject to prepayment or redemption at the option of the Company prior to its expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Loan Agreement.
          This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney
Exhibit A
(to Loan Agreement)

duly authorized in writing. Payment of or on account of principal and interest on this Note shall be made only to or upon the order in writing of the registered holder.
          Presentation, demand, protest, notice of protest or other notice of dishonor of any kind upon any default of the terms of this Note, or the terms of the Loan Agreement, are hereby expressly waived.

Pennichuck Waters Works, Inc.
By
Its President
           This Note is not registered under the Securities Act of 1933, as amended. No resale or transfer of this Security can be made without registration or exemption from the registration requirements of said Securities Act.

A-2

     Description of Debt and Leases
1.	Short Term Debt of the Company outstanding on March 1, 2005 was as follows:

Intercompany short-term debt not in excess of $5,400,000 payable to Pennichuck (the parent corporation) at a rate specified in the amended and Restated Revolving Credit Promissory Note dated March 29, 2004.

2.	Funded Debt of the Company, except for the unsecured 9.10% note due April 1, 2005, outstanding on March 1, 2005 was as follows:
(a)	Notes, bonds and other securities:

(i)	Unsecured 7.4% note due March 1, 2021 issued under a March 1, 1996 loan agreement	$8,000,000

(ii)	Unsecured New Hampshire State Revolving Fund 3.80% note due May 1, 2022	$384,000

(iii)	Unsecured New Hampshire State Revolving Fund Loans 2.315% note due April 1, 2013	$121,000

(iv)	7.99% automobile loan due September 30, 2007	$7,000

(v)	Secured 5.00% note due October 1, 2005	$18,000

(vi)	Unsecured Industrial Development Authority 1988 Revenue Bond, 7.50% due July 1, 2018	$910,000

(vii)	Unsecured New Hampshire Business Finance Authority 1997 Revenue Bond, 6.30% due May l, 2022	$4,000,000

(viii)	Unsecured New Hampshire Business Finance Authority 2005 Revenue Bond, Series A, 4.70%, due January 1, 2035	$1,830,000

(ix)	Unsecured New Hampshire Business Finance Authority 2005 Revenue Bond, Series B, 4.60% due January 1, 2030	$2,345,000

(x)	Unsecured New Hampshire Business Finance Authority 2005 Revenue Bond, Series C, 4.50% due January 1, 2025	$1,205,000

Total Bonds and Notes		$18,820,000

Exhibit B
(to Loan Agreement)

(b)	Guaranteed obligations: None.

(c)	Capitalized Leases: None.

B-2

Description of Pennichuck Properties
          The following watershed land currently owned by Pennichuck Corporation:
          Lot 118, consisting of approximately 124 acres, located on Manchester Street and Old Harris Road in Nashua, New Hampshire, south of the so-called Harris Pond and south and west of the so-called Pennichuck Brook as shown on a plan of land entitled “Consolidation and Subdivision Plan, Henri Bourque Highway, Nashua, New Hampshire”, dated June 23, 1986, prepared by Allan H. Swanson, Inc.
Exhibit C
(to Loan Agreement)